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                                   EXHIBIT 3.2

                            Certificate of Correction
                         of CNL Income Properties, Inc.

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                            CERTIFICATE OF CORRECTION

                               TO CORRECT AN ERROR

                                       IN

                            ARTICLES OF INCORPORATION

Pursuant to the provisions of Section 1-207 of Corporations and Associations Articles, Annotated Code of Maryland, the undersigned executes the following Certificate of Correction.

1.       The name of each party to the document being corrected is Article
         Second.

2. That the Articles of Incorporation were filed with the Department of Assessments and Taxation of the State of Maryland on August 11, 2003, and that said document requires correction as permitted under the provisions of Section 1-207 of the Corporations and Associations Article of Annotated Code of Maryland.

3. The error or defect in said document to be corrected is as follows: CNL STRATEGIC INCOME PROPERTIES, INC.

4. The foregoing inaccuracy or defect in the document is corrected to read as follows: CNL INCOME PROPERTIES, INC.

IN WITNESS WHEREOF, the undersigned corporation has caused this Certificate of Correction to be signed in its corporate name on its behalf by its incorporator on this 21st day of August, 2003.

                                          CNL INCOME PROPERTIES, INC.

                                            By: /s/ Michele J. Turton
                                                --------------------------------
                                                Michele J. Turton, Incorporator